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Exhibit 4.5
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                               PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN



Purpose of Plan

         The purpose of this Plantronics, Inc. Basic Deferred Compensation Plan is to establish a supplementary employee retirement plan for the benefit of a select group of management or highly compensated employees of Plantronics, Inc. and its affiliates (hereinafter, the "Company").


                                    ARTICLE
                                  DEFINITIONS

                 Definitions. As used herein, the following definitions shall apply:

                          "Account" means a Participant's deferred compensation
account established pursuant to Section 3.3.

                          "Administrator" means the Board or its Committee, as
shall be administering the Plan from time to time pursuant to Section 4 of the Plan.

                          "Board" means the Board of Directors of the Company.

                          "Committee" means a Committee in accordance with
Section 4 of the Plan.

                          "Company" means Plantronics, Inc. and its parent and
subsidiary corporations, whether now or hereafter existing.

                          "Deferred Compensation Agreement" means an agreement,
between a Participant and the Company, respecting the Participant's election to defer compensation pursuant to the Plan.

                          "Disability" means a Participant's total and
permanent disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

                          "Effective Date" means September 1, 1994.

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

                          "Payment Date" means, with respect to each
Participant, the earlier of (i) the date established by the Participant in his or her Deferred Compensation Agreement for distribution of all or a portion of his or her Account as may be specified therein, (ii) the Participant's Termination Date, or (iii) the Early Distribution Date pursuant to Section 6.1(b), if applicable.
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                          "Participant" means an executive employee of the
Company who, subject to the discretion of the Administrator, elects to make an election under Section 3.1 hereof.

                          "Plan" means this Plantronics, Inc. Basic Deferred
Compensation Plan.

                          "Termination Date" means, with respect to a
Participant, the date of the Participant's termination of employment with the Company for any reason, including death or Disability.

                 Applicable Law.

         To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to the Plan.

                 Application of ERISA.

         This Plan is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, and is not subject to the minimum vesting, funding and participation requirements of ERISA.


                                    ARTICLE
                             ESTABLISHMENT OF PLAN

                 Establishment of Plan. The Company hereby establishes a deferred compensation plan to be known as the "Basic Deferred Compensation Plan" (the "Plan"), as set forth in this document. The purposes of the Plan are as set forth above.

                 Applicability of Plan. The benefits provided by this Plan shall be available to the executives of the Company who, from time to time, are selected by the Administrator to participate in the Plan.

                 Contractual Right to Benefits. The Plan establishes in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company. However, no Participant shall have an interest in any amounts withheld or credited under the Plan until such amounts are distributed in accordance with the Plan. All amounts withheld or otherwise held for the account of a Participant shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts withheld or otherwise held for the account of a Participant, the Participant is merely a general creditor of the Company; the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.


                                    ARTICLE
                            CONTRIBUTIONS; ACCOUNTS
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                 Participant Elections.

                          Deferral Election.  Subject to the terms and
conditions of the Plan and to such other conditions as the Administrator shall determine, the Administrator may extend to eligible employees of the Company the opportunity to participate in the Plan. Any such employee who wishes to participate in the Plan must make a written election to participate, authorizing the Company to withhold an amount (or percentage) of the Participant's future compensation (the "Deferral Election") subject to the terms and conditions of this Plan. In connection therewith, the Participant shall execute a Deferred Compensation Agreement on a form substantially similar to Exhibit A hereto, authorizing the Company to withhold an amount (or percentage) of the Participant's compensation which would otherwise be paid to the Participant with respect to services rendered as part of his or her compensation. This withholding election shall remain in effect from year to year with respect to future compensation earned by the Participant and shall be applied automatically to future compensation which would otherwise be payable to the Participant for each subsequent calendar year of service in the absence of such Deferral Election until the Participant's Payment Date. A Participant may discontinue the Deferral Election at any time and may modify the deferral amount (or percentage) at least twice per calendar year at such time or times as the Administrator shall determine; however, unless otherwise determined by the Administrator, no other modifications to the Deferral Election may be made after the commencement of the calendar year with respect to which the Deferral Election relates.

                          Allocation.  All amounts withheld pursuant to a
Participant's Deferral Election elections hereunder shall be credited to the Participant's Account maintained in accordance with Section 3.3 hereof, on the dates such amounts would have been payable in the absence of such elections.

                 Company Contributions. Notwithstanding any other provisions of this Plan, the Company shall have the right to contribute, at the discretion of the Board of Directors of the Company, additional amounts to the Plan for the benefit of any Participant. For all purposes under this Plan, any such contribution shall be treated in the same manner as compensation withheld by the Company pursuant to a Participant's Deferral Election. Any amounts contributed by the Company pursuant to this paragraph shall be credited to the Participants' Accounts maintained in accordance with Section 3.3 hereof.

                 Deferred Compensation Accounts. The Company will create an Account on its books for each Participant. The Account shall reflect, with respect to each Participant, the compensation withheld or contributed by the Company on behalf of such Participant, subject to adjustment to reflect investment income and losses.

                 Authorized Investments. All amounts credited to Participants' Accounts shall be invested by the Company pursuant to Participant investment direction among the investments listed in Schedule A, to the extent such investments are permitted by the Company's charter and applicable laws; provided, however, that the Company may, in its discretion, invest all or part of the amounts credited to the Accounts in other similar or different types of investments or may elect not to make any investments at all. Should the Company elect, in the exercise of its sole discretion, not to make the Schedule A or any similar or different investments, then the Accounts of Participants shall nevertheless be





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adjusted from time to time in accordance with the provisions of this Plan to the same extent as if the Schedule A investments had actually been made.

                 Identification of Account Investment. Investments made by the Company in accordance with Section 3.4 are or will be described by the Company in Schedule A, as applicable, to the Plan (which are hereinafter referred to as the "Lists" and are hereby made a part of the Plan), and investments held by the Company will be deemed made by the Company only if, and so long as, they are and continue to be described on the Lists. The Company may, in its sole discretion, establish limitations and procedures relating to Plan investments and Participant investment directions, and may add to and remove investments from the Lists at any time, except that the Company may add only those investments which it specifically purchases for the purpose of investing for the benefit of amounts credited to Participants' Accounts.

                 Investment Income and Losses. At such date or dates as the Administrator shall, in its discretion, determine, but in any event no less frequently than annually, Participants' Accounts will be increased by the net amount, if any, of all income and gains realized by the Company from investments on the Lists, and Participants' Accounts will also be decreased by the net amount, if any, of all losses realized from such investments prior to any such date and by the amount of all administrative expenses incurred prior to such date in the management and investment of the amounts so reflected in each Account.

                 Status of Investments. All investments made by the Company or its agent under this Section will be deemed made solely for the purpose of aiding the Company in measuring its obligations under the Plan. The Company will be named sole owner of all such investments and of all rights and privileges conveyed by the instruments evidencing such investments. The terms of the Plan place no obligation upon the Company or its agent to invest (or to continue to invest) in one or more specific assets, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. The terms of the Plan shall not be deemed to create a trust of any kind or any fiduciary relationship or escrow account. Finally, nothing stated herein is to cause such investments to be treated as anything but the general assets of the Company, nor is anything stated herein to be construed so as to grant or convey to any Participant or his or her beneficiaries any ownership interest, whether vested, secured or preferred, in any of the particular investments made by the Company hereunder.

                 Statements to Participants. Each Participant shall, at least quarterly, receive from the Company a written statement of the total amounts credited to his or her Account as well as the identity, earnings and the sale or liquidation value of each investment made pursuant to this Plan.


                                    ARTICLE
                              PLAN ADMINISTRATION

                 Administration of the Plan.  The Plan shall be administered by
(i) the Board, or (ii) a Committee designated by the Board to administer the Plan.





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                          Procedure.  Once appointed, the Committee shall
continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan.

                          Powers of the Administrator.  Subject to the
provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to withhold a Participant's compensation pursuant to the Participant's Deferral Election and in accordance with the terms of the Participant's Deferred Compensation Agreement; (ii) to determine a Participant's Termination Date; (iii) to determine a Participant's Payment Date; (iv) to establish reasonable limitations and restrictions relating to Participant Deferral Elections, investment directions and the like, which the Committee, in its discretion, deems necessary or appropriate for the proper administration of the Plan; (v) to approve forms of agreement for use under the Plan; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate a Participant's election; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

                          Effect of Decisions by the Administrator.  In its
administration of the Plan, the Administrator shall have broad discretionary authority to construe and interpret the Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.


                                    ARTICLE
                       VALUATION AND PAYMENT OF BENEFITS

                 Value of Account. Unless otherwise determined by the Administrator, all investments described on the List will, for the purposes of the Plan, be carried at cost until they are sold, liquidated or distributed, at which time Participants' Accounts will be adjusted to reflect any net income, gains or losses realized from any such sale or liquidation. Then, on the Payment Date, the Company will make the following adjustments:

                          Participants' Accounts will be adjusted in accordance with Section 3.6 of the Plan to reflect those transactions involving investments on the List which occurred on or before such valuation date and for which no adjustment has yet been made under said Section.

                          Participants' Accounts will be similarly adjusted to reflect all net income, gains and losses not yet realized from the investments on the List, but which would be realized if such investments were sold or liquidated on such valuation date. The sale or liquidation value of any such investment on such date (where the investment is not actually sold or liquidated) will be assumed to be the average of the high and low prices quoted for that investment on such valuation date); provided, however, that if this information is not readily available, the value will be assumed to be the redemption or liquidation value which would be paid by the obligor, as stated in the instrument evidencing the investment, if such investment were actually surrendered for cash to the obligor on such date.





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                                    ARTICLE
                            DISTRIBUTION OF BENEFITS

                 Payment of Deferred Compensation.

                          General Rule.  Each Participant's Account shall be
subject to distribution in accordance with this Section 6.1 within ninety (90) days of the Participant's Payment Date. Such amount shall be paid in a lump sum or, if elected by the Participant in the Participant's Deferred Compensation Agreement, in equal, semi-annual installments over the period specified in such Election.

                          Early Distribution Date.  Notwithstanding anything in
the Plan to the contrary, a Participant may, to the extent permitted by the Administrator, specify a distribution date (an "Early Distribution Date") in his or her Deferred Compensation Agreement, pursuant to which the amount credited to the Participant's Account becomes distributable upon a decline in the Company's financial strength as specified by the Participant in his or her Deferred Compensation Agreement; provided, however, that no such distribution shall be made if the Administrator reasonably determines that any such distribution will likely (i) cause the Company to default or violate any of its debt covenants under any of its credit or financing agreements, or (ii) force the Company to file for bankruptcy prematurely. A distribution made pursuant to this Section 6.1(b) shall occur as soon as reasonable practicable after such event, but in no event more than thirty (30) calendar days after the Early Distribution Date. Amounts that are distributable upon an Early Distribution Date shall be paid in a lump sum, including amounts otherwise distributable in installments.

                          Hardship Withdrawal.  Notwithstanding any other
provisions of the Plan to the contrary, upon a finding by the Administrator in its sole discretion that an unanticipated emergency that is caused by an event beyond the control of the Participant (other than a member of the Administrator) or beneficiary has occurred and that such emergency would result in severe financial hardship to such Participant or beneficiary if early distribution were not permitted, the Administrator may make a current distribution of all or a portion of the amounts deferred and credited to the Participant's Account. The amount which may be distributed pursuant to this
Section 6(c) shall not exceed the amount necessary to meet such financial hardship as determined by the Administrator in its sole discretion. The Administrator shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of such financial hardship.

                 Beneficiaries. All amounts credited to a Participant's Account hereunder shall be paid in the event of his or her death to the beneficiaries designated by such Participant, which designation may be revoked or amended by the Participant prior to death and without the consent of the prior beneficiary. Such payment or distribution shall commence within ninety
(90) days following the date of such Participant's death. Notwithstanding any other provision in this Plan to the contrary, in the event that no such beneficiary designation has been given hereunder prior to the time of death or such beneficiary has predeceased the Participant, the Participant's elections, if any, shall be disregarded and the amount credited hereunder shall be paid or distributed in a lump sum to the Participant's estate within ninety





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(90) days following such Participant's death.


                                    ARTICLE
                          EMPLOYMENT AND OTHER RIGHTS

                 Other Benefits. The provisions of this Plan shall in no way reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

                 Employment and Other Rights. This Plan shall not create any rights in any Participant to continue in employment with the Company for any length of time, nor does it create any rights in any Participant or his or her beneficiaries or any obligation on the part of the Company, other than those expressly set forth herein. This Plan is solely between the Company and the Participants. Each Participant and his or her beneficiaries will have recourse only against the Company for enforcement.

                 Successor to Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

                                    ARTICLE
                           AMENDMENT AND TERMINATION

                 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of the Company; provided, however, that no such action shall in any way prejudice Participants' rights under the Plan with respect to their Accounts. Upon Plan termination, all amounts credited to Participants' Accounts shall be distributed within sixty (60) days of such termination.

                 Form of Amendment. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants' rights hereunder.


                                    ARTICLE
                                 MISCELLANEOUS

    Plan Expenses.  All expenses of the Plan shall be borne by the Company.





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                 Other Company Plans.  No amount of a Participant's
compensation shall, during the period in which such compensation is deferred hereunder, be included as compensation for purposes of participation in or accrual of benefits under the Company's Annual Profit- Sharing/Individual Savings Plan or such other Company benefit plans or programs as the Administrator may, in its discretion, identify. Each Participant acknowledges that his or her deferral of compensation under the Plan may have the effect of reducing his or her profit sharing allocation under any such plan.

                 Applicable Law. To the extent not preempted by ERISA, this Plan and any agreements created hereunder shall be construed and regulated by the laws of the state of California.





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                                   SCHEDULE A


Date:

Authorized Investments: Any publicly traded investment or security for which the market value can be readily established.





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                                                             [Deferral Election]
                                                                          [1995]
                                   EXHIBIT A

                               PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN
                              Participant Election


Plantronics, Inc.
337 Encinal St.
Santa Cruz, CA  95060

         In accordance with the Plantronics, Inc. Basic Deferred Compensation Plan (the "Plan"), a copy of which has previously been furnished to me, I hereby make the following election with respect to compensation earned by me after the effective date of the Plan:

         Amount (or percentage) to be deferred, subject to a minimum annual deferral of $2,500 and a maximum annual deferral of 25% of eligible compensation:

                 Base Salary:
                 Bonus:

         Date upon which payment of deferred amounts will commence, subject to earlier distribution as provided in Section 6.1 of the Plan (e.g., termination of employment, death):

         Manner in which payment of deferred amounts shall be made:
                          lump sum
                          installments (in equal, semi-annual installments over a period not to exceed 15 years)

         I understand that the foregoing election shall remain in effect for the remainder of 1994 and for each succeeding calendar year until this election is earlier terminated in accordance with the terms of the Plan. I understand that the election made as indicated herein is irrevocable.


Date                                                        Signature


Address                                                     Print Name


Telephone

Received and Accepted by Plantronics, Inc.





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By:                                           Date

                                    Title:





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                                   EXHIBIT B


                               PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN

                          Beneficiary Designation Form


Plantronics, Inc.
337 Encinal St.
Santa Cruz, CA  95060

Gentlemen:

         In the event of my death prior to the commencement of payments under the Plantronics, Inc. Deferred Basic Compensation Plan, the following beneficiary (or beneficiaries) shall receive the payments, if any, to which I may be entitled under the Plan.

Beneficiary or Beneficiaries:




         I understand that my designation of my beneficiary (or beneficiaries) may not be amended except by written notice filed with_____________________ ____ at the Company.


Date                                               Signature


                                                   Print Name